N    e    w     s        R    e    l    e     a    s    e

Contact:	R. Dirk Allison
Chief Financial Officer
615-345-5500

RENAL CARE GROUP REPORTS SECOND QUARTER
NET INCOME PER SHARE GROWTH OF 18%

Nashville, Tennessee, (July 29, 2003) — Renal Care Group, Inc. (NYSE:RCI) today announced results for the second quarter and six months ended June 30, 2003.

     Gary Brukardt, president and chief executive officer of Renal Care Group, Inc., commented, “We are pleased with our operating performance, which generated excellent financial results in the second quarter. Renal Care Group continues to set a high standard in providing optimal care to our patients, and the result is improved quality of life for our patients and added value for our shareholders.”

     For the second quarter ended June 30, 2003, Renal Care Group’s revenues increased 11.2% to $247.1 million compared with revenues of $222.2 million for the same period in 2002. Net income for the second quarter of 2003 rose 14.0% to $25.8 million compared with net income of $22.6 million in the same period in 2002. Net income per share for the second quarter of 2002 increased 18.2% to $0.52 compared with net income per share of $0.44 in the same quarter of last year. For the quarter ended June 30, 2003, same-market treatment growth was 5.3% and same-market revenue growth was 8.0%.

     For the six months ended June 30, 2003, Renal Care Group’s revenues increased 14.1% to $489.2 million compared with revenues of $428.8 million for the same period in 2002. After giving effect to the retirement package for former chairman and founder, Mr. Sam Brooks, described below, GAAP net income was $47.6 million and GAAP net income per share was $0.96 for the six-month period ended June 30, 2003. For the six months ended June 30, 2003, same-market treatment growth was 5.4% and same-market revenue growth was 9.0%.

     In the first quarter of 2003, Renal Care Group recorded a non-recurring, after-tax charge of $3.4 million, or $0.07 per share, for a retirement package for Mr. Brooks. Prior to giving effect to the retirement package for Mr. Brooks, non-GAAP net income for the six months ended June 30, 2003, rose 15.4% to $50.9 million compared with GAAP net income of $44.1 million in the first half of 2002. Prior to giving effect to the retirement package for Mr. Brooks, non-GAAP net income per share for the six-month period ended June 30, 2003, increased 19.8% to $1.03 compared with GAAP net income per share of $0.86 in the first half of 2002. The Company has decided to present non-GAAP net income and net income per share information to

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Rental Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, TN 37203
Telephone (615) 345-5500 Facsimile (615) 345-5505

RCI Reports Second Quarter Results

July 29, 2003

give investors a means of comparing the Company’s operational performance for the six months ended June 30, 2003, to its performance in the same period in 2002, before giving effect to the impact of the non-recurring charge related to the retirement package for Mr. Brooks. A reconciliation between the non-GAAP results discussed in this paragraph and the Company’s GAAP results is included in the Unaudited Condensed Consolidated Income Statements accompanying this press release.

     Mr. Dirk Allison, executive vice president and chief financial officer, said, “Our de novo development program is progressing as planned. To date in 2003, we have added eight facilities. In addition, we are confident that we will achieve our goal of adding 1,000 patients in 2003 through selective acquisitions. During the first six months of 2003, we have already added a total of 625 patients through acquisitions.”

     Renal Care Group will hold a conference call to discuss this press release on Wednesday, July 30, 2003, at 11:00 a.m. Eastern Time. A listen-only simulcast, as well as a 12-month replay, of the conference call to discuss this press release will be available online at the Company’s website at www.renalcaregroup.com.

     Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company treats over 21,100 patients at more than 270 owned outpatient dialysis facilities, in addition to providing acute dialysis services at approximately 120 hospitals. Over 6,500 associates provide services across the Company’s 27-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.

     Certain statements in this press release, particularly those of Mr. Brukardt and Mr. Allison, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like expect, plan, intend, will and the like, include statements regarding our financial outlook for 2003 and any other statements that necessarily depend on future events. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: compliance with health care and other applicable laws; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); payment reductions by private insurers, hospitals or managed care organizations; the integration of acquired companies; executive succession and dependence on executive officers; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Copies of these filings are available from Renal Care Group upon request.

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RCI Reports Second Quarter Results

July 29, 2003

RENAL CARE GROUP, INC.
Unaudited Condensed Consolidated Income Statements
(in thousands, except per share and operating data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003			2002

				Non-
	GAAP (1)	GAAP (1)	GAAP (1)	Difference	GAAP (2)	GAAP (1)

Net revenue	$247,061	$222,169	$489,204	$—	$489,204	$428,847
Operating costs and expenses:
Patient care costs	159,998	145,750	317,475	—	317,475	280,462
General and administrative expenses	21,187	18,787	47,475	(5,430)	42,045	36,347
Provision for doubtful accounts	6,468	5,736	12,880	—	12,880	11,220
Depreciation and amortization	11,579	9,933	21,877	—	21,877	19,295

Total cost and expenses	199,232	180,206	399,707	(5,430)	394,277	347,324
Income from operations	47,829	41,963	89,497	5,430	94,927	81,523
Interest expense, net	165	138	450	—	450	311

Income before minority interest and income taxes	47,664	41,825	89,047	5,430	94,477	81,212
Minority interest	6,029	5,307	12,337	—	12,337	10,017

Income before income taxes	41,635	36,518	76,710	5,430	82,140	71,195
Provision for income taxes	15,822	13,876	29,145	2,063	31,208	27,060

Net income	$25,813	$22,642	$47,565	$3,367	$50,932	$44,135

Diluted net income per share	$0.52	$0.44	$0.96	$0.07	$1.03	$0.86

Weighted average shares outstanding	49,931	51,369	49,681	49,681	49,681	51,296

Operating Data:
Patients	21,197	19,704	21,197		21,197	19,704
Treatments	809,413	746,490	1,593,254		1,593,254	1,453,973
Same-market treatment growth	5.3%	5.9%	5.4%		5.4%	5.8%
Same-market revenue growth	8.0%	12.2%	9.0%		9.0%	13.0%
Patient revenue per treatment	$304	$296	$306		$306	$293
EBITDA (3)	$59,408	$51,896	$111,374	$5,430	$116,804	$100,818

(1)	Reflects operating results based on U.S. Generally Accepted Accounting Principles (GAAP).

(2)	Non-GAAP amounts exclude a Board-approved retirement package for Sam Brooks in the first quarter of 2003 and the related tax effect.

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RCI Reports Second Quarter Results

July 29, 2003

(3)	When we refer to EBITDA, we mean net earnings or loss before minority interest, interest expense (net), income taxes, depreciation, amortization and all non-cash charges. We have included EBITDA because we generally consider it to be a good indicator of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our company. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the U.S. and should not be considered a substitute for net income or loss as a measure of performance, or to cash flow as a measure of liquidity. A reconciliation of net income under generally accepted accounting principles to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003			2002

					Non-
	GAAP (1)	GAAP (1)	GAAP (1)	Difference	GAAP (2)	GAAP (1)

Net income	$25,813	$22,642	$47,565	$3,367	$50,932	$44,135
Depreciation and amortization	11,579	9,933	21,877	—	21,877	19,295
Interest expense, net	165	138	450	—	450	311
Minority interest	6,029	5,307	12,337	—	12,337	10,017
Provision for income taxes	15,822	13,876	29,145	2,063	31,208	27,060

EBITDA	$59,408	$51,896	$111,374	$5,430	$116,804	$100,818

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RCI Reports Second Quarter Results

July 29, 2003

RENAL CARE GROUP, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2003	2002

	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$83,344	$38,359
Accounts receivable, net	162,994	152,440
Other current assets	48,528	55,062

Total current assets	294,866	245,861
Property, plant and equipment, net	215,519	202,972
Goodwill, intangibles and other assets, net	295,452	291,290

TOTAL ASSETS	$805,837	$740,123

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Total current liabilities	$133,970	$135,380
Long-term debt	2,697	10,161
Other liabilities	55,717	50,694

Total liabilities	192,384	196,235

Stockholders’ equity:
Common stock, $.01 par value, 90,000 shares authorized, 52,201 and 51,176 shares issued, respectively	522	512
Treasury stock, 3,135 and 2,983 shares, respectively	(98,333)	(93,953)
Additional paid-in capital	335,725	309,355
Retained earnings	375,539	327,974

Total stockholders’ equity	613,453	543,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$805,837	$740,123

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